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                            GLASS & ASSOCIATES, INC.
                       AGREEMENT ENGAGING THE SERVICES OF
                      GLASS & ASSOCIATES, INC. AS INTERIM MANAGER

Nu-Kote Holding, Inc. of 17950 Preston Road, Suite 690, Dallas, TX 75252 ("the Company") wishes to engage professional management assistance to provide general management of the Company's operating and business affairs, and to assist the Company to the extent possible in seeking and finding solutions to certain problems within the sphere of management direction and planning.

The Company hereby agrees to engage Glass & Associates, Inc. ("Glass"), a Delaware corporation with its principal offices located at 4571 Stephen Circle N.W., Suite 130, Canton, Ohio, 44718, for the purpose of managing the Company during the critical period ahead. Glass will provide Shaun K. Donnellan to serve as Interim Chief Executive Officer of the Company, subject to the following terms and conditions. Glass may provide others from time to time as required during the course of the assignment.

1. Glass shall have full access to all personnel and a relationship with the entire internal organization, much like that of the Chief Executive Officer, although the relationship of Glass to the Company shall at all times be that of an independent contractor. Glass may, in the performance of its duties, negotiate on behalf of Company with various parties, including but not limited to creditors, stockholders and employees of Company, and governmental entities.

2. Glass shall review and approve all financial and operating policies, plans and programs and shall participate in any major decision which might have a significant impact on such policies.

3. Glass shall be subject solely to the control of the Board of Directors of the Company. Except for such control, Glass shall not be subject to the control of any other person or persons.

4. Glass shall be compensated for its services under this agreement at its regular published rates, per the attached schedule, plus expenses. There shall be an initial payment of $200,000.00 as a client deposit which unused portion will be refunded at the end of the assignment. Fees and expenses shall be billed weekly, and all invoices are due and payable upon receipt.

5. Upon completion of its engagement, the Board will consider a performance bonus for Glass, consistent with that which a resident top executive might receive for a job well done. During the course of the assignment, Glass may propose a basis upon which such bonus could be paid.

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6.  In consideration for Glass undertaking to discharge the responsibilities as set forth above:

     a) The Company shall and does hereby forever release, remise and discharge, agree to indemnify, pay on demand and hold harmless Glass, its agents, attorneys, employees, and representatives, (the "Releases"), from any and all claims, costs, demands, actions, liabilities, judgments, or attorneys fees which may result from any act or failure to act in what Releasees in good faith believe to be the best interests of the company arising out of Releasees' performance or non-performance under this Agreement, or Releasees' present or future association with the affairs of the Company ,its creditors, stockholders, employees, agents, attorneys or representatives. This release, indemnification and agreement to hold harmless extends to all claims of every nature and kind whatsoever, past, present or future, known or unknown, and suspected or unsuspected.

     b) Company further expressly agrees that it will execute and enter into, sign, seal and deliver any and all additional documents, papers, releases, indemnity agreements, and will do and perform any and all things which Glass may deem desirable to protect it or its agents, attorneys, employees, representatives, and each of them, from any aforesaid claims, costs, demands, actions, liabilities, judgments or attorneys fees, whatsoever, and to do any and all other things necessary or desirable in the opinion of Glass to effectuate the purposes of this release, indemnification and agreement to hold harmless.

     c) In the event of a breach of this Agreement by the Company, the company agrees to pay all costs, including reasonable attorneys' fees incurred by Glass in its efforts to enforce its rights under this Agreement.

7. This engagement of Glass shall continue at the pleasure of the Board of Directors, and may be terminated at any time by resolution of the Board of Directors, a certified copy of which shall be delivered to Glass. Glass shall have the option to terminate its employment at any time upon notification to the Board of Directors of its desire to terminate. The provisions of Paragraph 6 (Indemnification) shall survive the termination of this Agreement for any reason.

8. In the event that the Glass representative is offered and accepts a permanent assigned position with the Company, Glass will receive from Company payment equal to 30% of his first year's total compensation, an amount not unlike that received by an executive recruiter.

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9.  The parties hereto agree that the interpretation and enforceability of this
    Agreement shall be determined in accordance with the substantive laws of the State of Ohio, exclusive of choice of law provisions. In case any one or more of the provisions contained in this Agreement shall for any reason be held to be invalid, illegal, or unenforceable in any respect, such invalidity, illegality or unenforceability shall not affect any other provision hereof, and this Agreement shall be construed as if such invalid, illegal, or unenforceable provision had never been contained herein.

Dated:                                GLASS & ASSOCIATES, INC.
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                                      By:
                                         -------------------------------------
                                                                  (Office)

                                         -------------------------------------
                                         COMPANY

                                         By:
                                             ---------------------------------
                                         Its:
                                             ---------------------------------

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                                  RATE SCHEDULE




                            EFFECTIVE JANUARY 1, 1996


                     Principal ........ $250.00 - $300.00 per hour


                   Case Director ........ $200.00 - $250.00 per hour


                Senior Consultant ......... $175.00 - $225.00 per hour


                    Consultant ........ $125.00 - $175.00 per hour


               Clerical/Administrative ........ $45.00 - $60.00 per hour


                     Out-of-Pocket Expenses ........ At Cost